FOR IMMEDIATE RELEASE
Investor Contact: Mark H. Tubb
Vice President - Investor Relations
813.871.4027
mtubb@walterind.com
Media Contact: Michael A. Monahan
Director - Corporate Communications
813.871.4132
mmonahan@walterind.com

WALTER INDUSTRIES, INC. ANNOUNCES FOURTH QUARTER AND FULL-YEAR 2007 RESULTS

- Company Reports Fourth Quarter Earnings of $0.76 per Diluted Share -

- Mine Nos. 4 and 7 Produced Record Metallurgical Coal Tonnage in 2007 -

- Company Retains 1.6 Million Unpriced Tons for 2008; Pricing Continues to Strengthen -

- Met Coal Production to Increase 20 Percent in 2008, 50 Percent by 2010 -

- Victor P. Patrick Named Chief Financial Officer; Joseph J. Troy to Focus on Separation Strategy for Financing and Homebuilding -

TAMPA, Fla., Feb. 19 /PRNewswire-FirstCall/ - Walter Industries, Inc. (NYSE: WLT) today reported net income from continuing operations of $40.0 million, or $0.76 per diluted share for the fourth quarter ended Dec. 31. 2007 compared to $28.5 million, or $0.55 per diluted share, in the fourth quarter 2006. Fourth quarter 2007 results include favorable pre-tax adjustments of $12.7 million comprised of $8.9 million of interest capitalization and $3.8 million to increase deferred loan origination costs, plus a $3.2 million favorable tax adjustment. Excluding these adjustments, fourth quarter 2007 results would have been approximately $0.54 per diluted share. Income from continuing operations for the full-year 2007 totaled $114.2 million, or $2.18 per diluted share, while full-year 2006 income from continuing operations totaled $152.9 million, or $3.00 per diluted share.

“Our 2007 operating and financial results were very positive. But more importantly, we made great progress toward opening the reserves in Mine No. 7 East for near-term production,” said Walter Industries Chairman Michael T. Tokarz. “The global metallurgical coal market continues to strengthen at a time when our Mine No. 7 expansion activities are nearing completion. We expect significant increases in production volumes in each of the next three years, with current initiatives generating an annual tonnage increase of more than 50 percent by 2010. Our expanding production volumes and ability to capitalize on extremely favorable market conditions make us confident we can continue to deliver significant value to our shareholders in 2008 and beyond.”

Fourth Quarter 2007 Financial Results

Net sales and revenues for the fourth quarter 2007 totaled $312.3 million, up $4.1 million from the prior-year period. Prior year revenues included $23.4 million from an insurance claim. Excluding this claim, fourth quarter 2007 revenues improved 5.1 percent organically, and 9.7 percent in total, primarily due to higher metallurgical coal sales volumes and the acquisition of Tuscaloosa Resources, Inc. (“TRI”) in 2007, partially offset by lower metallurgical coal contract pricing and fewer unit deliveries at Homebuilding.

Operating income from continuing operations for the fourth quarter 2007 totaled $49.4 million compared to $80.0 million in the fourth quarter 2006. Excluding the insurance claim income in 2006 and the $3.8 million in 2007 related to the deferred loan origination costs noted above, operating income in the current-year period fell $11.0 million due to declines in metallurgical coal prices, partially offset by improvements in coal sales volumes.

Full-Year 2007 Financial Results

Net sales and revenues from continuing operations decreased 2.5 percent versus the prior year. The decline in revenues primarily reflects lower metallurgical coal pricing versus the prior period, higher demurrage costs and the insurance claim revenue in the prior year, partially offset by a 0.4 million ton improvement in metallurgical tons sold and the addition of TRI.

Operating income from continuing operations was $184.3 million, down 28.5 percent, excluding the insurance claim income. The decrease in full-year operating income was driven by the revenue impacts described above, higher depreciation expense, increased post-retirement benefits expense and increased losses at Kodiak Mining.

Fourth Quarter Results by Operating Group

Natural Resources & Sloss

The Natural Resources & Sloss group generated combined revenues of $199.0 million in the fourth quarter, up $37.1 million versus the same period last year, excluding the insurance claim revenue. The increase in revenues from the prior year was the result of a 0.5 million ton increase, to 1.6 million tons, in metallurgical coal tons sold in the current period and the addition of TRI, partially offset by a 15.6 percent reduction in metallurgical coal prices, which included a $4.18 per ton increase in demurrage charges. Metallurgical coal sales prices (in short tons, FOB port) averaged $85.73 in the fourth quarter compared to $101.59 during the same period last year.

Natural Resources & Sloss reported combined operating income of $40.7 million in the fourth quarter, compared to $44.5 million in the prior-year period without the insurance claim income. Operating income in the current-year period reflects the revenue impacts noted above along with $4.0 million in losses at Kodiak, partially offset by cost improvements on higher production volumes.

“Our Natural Resources business continues to deliver outstanding results, with Mine Nos. 4 and 7 both producing record tonnage for the full year,” said Jim Walter Resources Chief Executive Officer George R. Richmond. “In 2008, our internal expansion initiatives will drive significant increases in metallurgical coal production, as we will add a third longwall at Southwest “A” in the second half of the year. In addition, we are developing the first longwall panel in 7-East and we expect to begin longwall mining late in the first quarter or early in the second quarter 2009.”

Richmond added, “Demand for our high-quality coking coal remains very strong and market pricing continues to escalate. We have settled a portion of our new contracts at record-high prices and we have 1.6 million tons of calendar 2008 volume still to be priced.”

Mine No. 4 produced 0.8 million tons in the current-year period compared to 0.6 million tons in last year’s fourth quarter, primarily as a result of improved longwall efficiency. Mine No. 4’s cost per ton was $38.81, an improvement of $1.08 per ton versus the prior-year period, reflecting the higher production volumes partially offset by increased labor costs.

Mine No. 7 produced 0.8 million tons in the fourth quarter 2007 versus 0.6 million tons in the same period last year, as the longwall mined in a section of thicker coal during the current period and as continuous miner tons were higher in conjunction with development of the Southwest “A” panel. Fourth quarter production costs at Mine No. 7 were $46.73 per ton versus $43.75 per ton in the prior-year period. The cost per ton increase reflects higher expenses associated with the less-than-optimal mix of continuous miner tons to longwall tons, along with higher labor costs in the current year.

Richmond added, “Along with our record production performance, I am pleased with our safety achievements in 2007. Reportable accidents declined 25 percent versus 2006. In addition, Mine No. 4 reported its best-ever safety performance and both mines continued to track well below the national average for lost-time incident rates.”

Natural Gas

The natural gas business sold 1.8 billion cubic feet of gas at an average price of $7.78 per thousand cubic feet in the fourth quarter 2007 compared to sales of 1.9 billion cubic feet at an average price of $8.44 per thousand cubic feet in the prior-year period. The decline in natural gas volumes primarily reflects reduced output from Mine No. 5, which completed production at the end of 2006. The decrease in average price was primarily due to the expiration of more favorable hedges executed in the prior-year period.

Sloss

Sloss Industries generated fourth quarter revenues of $34.5 million, up 13.5 percent versus the prior-year period as additional furnace coke tons were sold at higher spot prices. Operating income rose $1.8 million from the prior-year period on increased furnace and foundry coke volumes and pricing, as well as improved plant performance in the current-year period. Results in the prior-year period included a $1.2 million insurance recovery.

“Similar to the met coal market, conditions for our furnace and foundry coke business have improved dramatically versus previous years. We have achieved significantly higher furnace and foundry coke pricing in 2008, with a substantial portion falling to the bottom line,” said Richmond. “As a result, within the Walter Industries portfolio of businesses, Sloss will deliver operating income second only to Jim Walter Resources.”

Financing & Homebuilding

The Financing & Homebuilding group reported combined revenues of $114.4 million in the fourth quarter, down 8.3 percent versus the prior-year period. The decrease was primarily the result of fewer unit completions at Homebuilding, partially offset by increases in average net selling prices. Results in the fourth quarter 2007 also included a favorable adjustment at Financing of $3.8 million related to loan origination costs that had been deferred in prior periods and amortized at a more rapid pace than required.

Combined operating income for Financing & Homebuilding was $12.7 million, down $1.6 million versus last year’s fourth quarter and down $1.3 million, excluding the deferred loan origination cost adjustment this year and a $4.1 million post-retirement benefits expense curtailment gain in the prior year. These results reflect fewer Homebuilding unit completions, lower prepayment income and higher provision for losses, partially offset by significantly improved Homebuilding gross margins. Gross margins improved 590 basis points in the fourth quarter versus the same period last year, primarily on increased pricing and continued improvements in cycle times. The Company strengthened its allowance for losses by $1.3 million in the fourth quarter, principally reflecting weaker performance in the adjustable rate mortgage (“ARM”) portion of its mortgage portfolio. At Dec. 31, 2007, the ARM portfolio was $44.7 million, less than 2.5 percent of the entire loan portfolio.

Delinquencies on the mortgage portfolio were 4.6 percent at Dec. 31, 2007, compared to 4.4 percent at Dec. 31, 2006 and 4.9 percent at Sept. 30, 2007. Delinquencies improved to 4.3 percent at Jan. 31, 2008, as performance in the fixed rate portion of the portfolio improved.

Average unit net selling prices at Homebuilding were $99,522 in the quarter, an increase of 1.9 percent versus the prior-year period. Homebuilding completed 602 units in the fourth quarter, down 15.8 percent versus the same period last year, reflecting continued weakness in sales orders. New sales orders in the quarter, net of cancellations, decreased 22.1 percent compared to the fourth quarter last year due to difficult housing and mortgage market conditions.

“Despite difficult headwinds throughout 2007, operating income for the Financing and Homebuilding business improved from $43.2 million to $44.3 million for the full year. However, the persistent weakness in new sales orders over the past six months led us to take the restructuring and reorganization actions announced today,” said JWH Holding Company, LLC Chairman and CEO Mark J. O’Brien. “We have closed 36 underperforming sales centers and expect to incur approximately $6 to $8 million in restructuring charges related to these closures and related headcount reductions.”

Business Outlook

The Company expects full year metallurgical coal production to be between 6.7 and 7.1 million tons in 2008, consistent with previous expectations. Production volumes in the first half of the year are expected to be between 2.8 and 3.0 million tons, with the balance in the second half. Incremental tonnage in the second half of the year is primarily associated with adding a longwall mining unit at Mine No. 7’s Southwest “A” panel. Metallurgical coal production expectations are summarized below:

Metallurgical coal production (tons in millions):

2007(Actual)	2008 (Est.)	2009 (Est.)	2010 (Est.)
5.8	6.7 - 7.1	8.0 - 8.5	8.7 - 9.1

Metallurgical coal sales will reflect 2007-2008 contract pricing of $101 per metric ton (FOB Port of Mobile) on approximately 2.7 million carryover tons, primarily in the first and second quarter. While negotiations have not yet been completed, remaining metallurgical coal tonnage in 2008 will reflect significantly higher pricing. The Company will announce pricing for its 2008 - 2009 contracts once a substantial portion of these contracts have been settled.

Coal production costs per ton are expected to range between $45.00 and $50.00 per ton in 2008, reflecting a continued high ratio of continuous miner development tons to longwall tons. Cost per ton throughout the year will mirror forecasted production volumes with higher cost per ton in the first half versus the second half. The higher mix of continuous miner tons, when compared to historical averages, is expected to return to more normal levels when the Mine 7 East longwall begins operation in 2009. As a result, 2009 average costs are expected to decline by approximately $3.00 to $5.00 per ton.

Freight costs are projected to average $13.00 to $14.00 per ton. Royalties are expected to average 5.0 to 5.5 percent of revenues in 2008.

Natural gas production in 2008 is projected to range between 6.8 and 7.2 billion cubic feet.

Furnace and foundry coke volumes at Sloss are expected to total between 410,000 and 430,000 tons in 2008. Average prices are expected to increase approximately 70 percent versus 2007. Production costs are expected to increase by 8 to 10 percent in 2008.

The Company’s effective tax rate is expected to be between 32 and 34 percent in 2008.

Management Change

As announced separately today, Victor P. Patrick, the Company's vice chairman and general counsel has been named to the additional role of chief financial officer, succeeding Joseph J. Troy, whom the Board of Directors has asked to focus exclusively on accelerating the implementation of separating the Financing & Homebuilding business from the remaining Walter Industries energy assets."

Conference Call Webcast

Members of the Company's leadership team will discuss Walter Industries’ fourth quarter and full year 2007 results, its outlook and drivers for 2008 and other general business matters during a conference call and live Web cast to be held on Wed., Feb. 20, 2008, at 10 a.m. Eastern Standard Time. To listen to the event live or in archive, visit the Company Web site at www.walterind.com.

About Walter Industries

Walter Industries, Inc., based in Tampa, Fla., is a leading producer and exporter of metallurgical coal for the global steel industry and also produces steam coal, coal bed methane gas, furnace and foundry coke and other related products. The Company also operates a mortgage financing and affordable homebuilding business. The Company has annual revenues of approximately $1.2 billion and employs approximately 2,500 people. For more information about Walter Industries, please visit the Company Web site at www.walterind.com.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products as well as changes in costs and the availability of raw material, labor, equipment and transportation. Other risks include changes in geologic and weather conditions, changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, changes in law, changes in the mortgage-backed capital markets and changes in economic conditions. Those risks also include the timing of and ability to execute any strategic actions that may be pursued. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and Exchange Commission. The Company assumes no duty to update its forward-looking statements as of any future date.

- WLT -

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in Thousands)
Unaudited

	For the three months
	ended December 31,
	2007	2006
Net sales and revenues:
Net sales	$254,228	$224,169
Interest income on instalment notes	52,715	48,758
Miscellaneous (1)	5,405	35,318
	312,348	308,245

Costs and expenses:
Cost of sales (exclusive of depreciation)	173,111	149,680
Depreciation	12,985	10,302
Selling, general and administrative	34,721	34,786
Provision for losses on instalment notes	5,133	2,301
Postretirement benefits (1)	6,852	320
Interest expense - mortgage-backed/asset-backed notes	29,590	30,344
Interest expense - other debt (2)	(3,088)	8,237
Debt conversion expense	-	17,789
Amortization of intangibles	557	506
	259,861	254,265

Income from continuing operations before income tax expense	52,487	53,980
Income tax expense (3)	12,527	25,502
Income from continuing operations	39,960	28,478
Discontinued operations (4)	-	7,386
Net income	$39,960	$35,864

Basic income per share:
Income from continuing operations	$0.77	$0.60
Discontinued operations	-	0.15

Net income	$0.77	$0.75

Weighted average number of shares outstanding	51,943,456	47,736,741

Diluted income per share:
Income from continuing operations	$0.76	$0.55
Discontinued operations	-	0.14

Net income	$0.76	$0.69

Weighted average number of diluted shares outstanding	52,564,599	52,464,828

(1) In 2006, miscellaneous income included $23.4 million related to the settlement of an insurance claim for a water intrusion incident at Mine No. 5 that occurred in 2005, and 2006 postretirement benefits expense included a net curtailment gain of $4.1 million.

(2) In the fourth quarter of 2007, the Company capitalized interest in the amount of $10.9 million primarily related to Natural Resources' capital expansion projects. Of this amount, $8.9 million represents capitalized interest applicable to prior periods.

(3) In the fourth quarter of 2007, a $3.2 million favorable adjustment to the tax provision was necessary to reduce taxes payable to amounts determined to be owed. Excluding this adjustment results in a normalized tax rate of 30.0%. In the fourth quarter of 2006, a tax benefit was not provided for $17.8 million of non-deductible debt conversion expense. Excluding this non-deductible item results in a normalized tax rate of 35.5%.

(4) The Company sold its modular home manufacturing business, which operated as Crestline Homes, Inc., in May 2007. As a result, operating results of this business for the three months ended December 31, 2006 have been classified as discontinued operations. Discontinued operations for the three months ended December 31, 2006 also include the results of Mueller Water Products, Inc., which was spun off to shareholders in December 2006.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
($ in Thousands)
Unaudited

	For the three months
	ended December 31,
	2007	2006

NET SALES AND REVENUES:
Natural Resources (1)	$164,457	$154,814
Sloss	34,524	30,422
Natural Resources and Sloss	198,981	185,236

Financing	56,839	53,126
Homebuilding (2)	57,580	71,662
Financing and Homebuilding Group	114,419	124,788

Other (1)	802	2,206
Consolidating Eliminations	(1,854)	(3,985)
	$312,348	$308,245

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS:
Natural Resources (1)	$36,326	$65,339
Sloss	4,376	2,541
Natural Resources and Sloss	40,702	67,880

Financing	14,726	13,411
Homebuilding (2)	(2,038)	912
Financing and Homebuilding Group	12,688	14,323

Other (1)	(1,359)	(2,197)
Consolidating Eliminations	(2,632)	-
Operating income from continuing operations	49,399	80,006

Other debt interest and debt conversion expense (3)	3,088	(26,026)
Income from continuing operations before income tax expense	$52,487	$53,980

(1) Results for 2006 have been revised to reflect the reclassification of United Land (the parent company of Kodiak and TRI) from "Other" to Natural Resources.

(2) Excludes Crestline Homes, Inc., which was sold in May 2007.

(3) In the fourth quarter of 2007, the Company capitalized interest in the amount of $10.9 million primarily related to Natural Resources' capital expansion projects. Of this amount, $8.9 million represents capitalized interest applicable to prior periods.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
($ in Thousands)
Unaudited

	For the years ended
	December 31,
	2007	2006
Net sales and revenues:
Net sales	$1,001,924	$1,010,464
Interest income on instalment notes	202,654	199,659
Miscellaneous	36,794	63,471
	1,241,372	1,273,594

Cost and expenses:
Cost of sales (exclusive of depreciation)	703,743	667,495
Depreciation	47,295	38,113
Selling, general and administrative	144,385	143,133
Provision for losses on instalment notes	13,889	9,062
Postretirement benefits	26,734	13,540
Interest expense - mortgage-backed/asset-backed notes	119,102	118,743
Interest expense - other debt (1)	18,835	38,011
Debt conversion expense	-	19,370
Amortization of intangibles	1,932	2,405
	1,075,915	1,049,872

Income from continuing operations before income tax expense and minority interest	165,457	223,722
Income tax expense	51,229	71,788
Income from continuing operations before minority interest	114,228	151,934
Minority interest in net loss of affiliate	-	1,000
Income from continuing operations	114,228	152,934
Discontinued operations (2)	(2,229)	45,435
Net income	$111,999	$198,369

Basic income (loss) per share:
Income from continuing operations	$2.20	$3.47
Discontinued operations	(0.05)	$1.04

Net income	$2.15	$4.51

Weighted average number of shares outstanding	52,015,569	44,029,837

Diluted income (loss) per share:
Income from continuing operations	$2.18	$3.00
Discontinued operations	(0.05)	0.87

Net income	$2.13	$3.87

Weighted average number of diluted shares outstanding	52,489,977	52,077,356

(1) In the fourth quarter of 2007, the Company capitalized interest in the amount of $10.9 million primarily related to Natural Resources' capital expansion projects. Of this amount, $4.6 million represents capitalized interest applicable to prior years.

(2) The Company sold its modular home manufacturing business, which operated as Crestline Homes, Inc., in May 2007. As a result, operating results of this business for the years ended December 31, 2007 and 2006 have been classified as discontinued operations. Discontinued operations for the year ended December 31, 2006 also include the results of Mueller Water Products, Inc., which was spun off to shareholders in December 2006.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
RESULTS BY OPERATING SEGMENT
($ in Thousands)
Unaudited

	For the years ended
	December 31,
	2007	2006

NET SALES AND REVENUES:
Natural Resources (1)	$640,412	$687,611
Sloss	134,918	133,033
Natural Resources and Sloss	775,330	820,644

Financing	219,736	219,551
Homebuilding (2)	245,948	242,729
Financing and Homebuilding Group	465,684	462,280

Other (1)	6,366	4,773
Consolidating Eliminations	(6,008)	(14,103)
	$1,241,372	$1,273,594

OPERATING INCOME (LOSS) FROM CONTINUING OPERATIONS:
Natural Resources (1)	$148,001	$252,209
Sloss	11,861	8,071
Natural Resources and Sloss	159,862	260,280

Financing	49,589	53,987
Homebuilding (2)	(5,265)	(10,800)
Financing and Homebuilding Group	44,324	43,187

Other (1)	(17,262)	(21,719)
Consolidating Eliminations	(2,632)	(645)
Operating income from continuing operations	184,292	281,103
Other debt interest and debt conversion expense (3)	(18,835)	(57,381)
Income from continuing operations before income tax expense and minority interest	$165,457	$223,722

(1) Results for 2006 have been revised to reflect the reclassification of United Land (the parent company of Kodiak and TRI) from "Other" to Natural Resources.

(2) Excludes Crestline Homes, Inc., which was sold in May 2007.

(3) In the fourth quarter of 2007, the Company capitalized interest in the amount of $10.9 million primarily related to Natural Resources' capital expansion projects. Of this amount, $4.6 million represents capitalized interest applicable to prior years.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Unaudited

	For the three months		For the years ended
	ended December 31,		December 31,
	2007	2006	2007	2006
Operating Data:
Jim Walter Resources Tons sold by type (in thousands):
Metallurgical coal, contracts	1,598	1,068	5,895	5,234
Purchased metallurgical coal	-	28	96	84
Steam coal	-	-	-	300
	1,598	1,096	5,991	5,618

Average sale price per short ton:
Metallurgical coal, contracts	$85.73	$101.59	$92.21	$107.45
Steam coal	$-	$-	$-	$35.02
Total average	$85.73	$101.59	$92.21	$103.58

Tons sold by mine (in thousands):
Mine No. 4	752	362	3,159	2,224
Mine No. 7	846	532	2,722	2,506
Subtotal	1,598	894	5,881	4,730
Mine No. 5 (1)	-	174	14	804
Total	1,598	1,068	5,895	5,534

Coal cost of sales (exclusive of depreciation):
Mine No. 4 per ton	$47.13	$60.34	$50.94	$59.89
Mine No. 7 per ton	$60.74	$54.36	$64.54	$53.68
Mines No. 4 and No. 7 per ton average	$54.34	$56.78	$57.23	$56.60
Mine No. 5 per ton (1)	$-	$67.94	$52.63	$70.56
Total average	$54.34	$58.60	$57.22	$58.62
Idle mine costs (in thousands) (2)	$-	$667	$263	$1,249
Purchased coal costs (in thousands)	$-	$2,432	$8,192	$8,934
Other costs (in thousands) (3)	$(491)	$1,020	$9,578	$8,868

Tons of coal produced (in thousands)
Mine No. 4	797	648	3,074	2,187
Mine No. 7	821	577	2,692	2,558
Subtotal	1,618	1,225	5,766	4,745
Mine No. 5	-	152	-	806
Total	1,618	1,377	5,766	5,551

Coal production costs per ton: (4)
Mine No. 4	$38.81	$39.89	$38.64	$45.14
Mine No. 7	$46.73	$43.75	$53.72	$40.12
Mines No. 4 and No. 7 average	$42.83	$41.71	$45.68	$42.43
Mine No. 5	$-	$58.95	$-	$56.64
Total average	$42.83	$43.61	$45.68	$44.50

Natural gas sales, in mmcf (in thousands)	1,800	1,933	7,204	7,712
Natural gas average sale price per mmcf	$7.78	$8.44	$7.81	$8.67
Natural gas cost of sales per mmcf	$2.75	$2.54	$2.80	$2.69

Tuscaloosa Resources, Inc. (5)
Tons sold (in thousands)	183	-	247	-
Tons of coal produced (in thousands)	180	-	247	-

Kodiak
Tons sold (in thousands)	-	7	39	11
Tons of coal produced (in thousands)	17	40	74	100

(1) Mine No. 5 ceased production in December 2006 as planned. Sales and cost of sales amounts in 2007 resulted from the sale of residual inventory on hand at December 31, 2006.

(2) Idle mine costs are charged to period expense when incurred.

(3) Consists of charges (credits) not directly allocable to a specific mine.

(4) Coal production costs per ton are a component of inventoriable costs, including depreciation. Other costs not included in coal production costs per ton include Company-paid outbound freight, postretirement benefits, asset retirement obligation expenses, royalties, and Black Lung excise taxes.

(5) Tuscaloosa Resources, Inc. was acquired on August 31, 2007. Year-to-date information represent tons sold and produced from September 2007 through December 2007.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
Unaudited

	For the three months		For the years ended
	ended December 31,		December 31,
	2007	2006	2007	2006

Operating Data (continued):

Sloss Industries
Furnace and foundry coke tons sold	109,041	93,559	430,887	399,321
Furnace and foundry coke average sale price per ton	$225.60	$221.36	$223.08	$222.04

Financing
Delinquencies, as of period end	4.6%	4.4%	4.6%	4.4%
Prepayment speeds	6.9%	9.9%	8.0%	10.0%
Number of repossessions	388	299	1,193	1,283
Repossession rate, annualized	3.9%	2.9%	2.9%	3.0%
Recovery rate on repossessions	81.5%	88.6%	84.7%	87.9%

Homebuilding (excluding Crestline)
New sales contracts	499	628	2,487	2,623
Cancellations	101	117	421	532
Unit completions	602	715	2,510	2,663
Average sale price	$99,522	$97,703	$98,683	$90,292
Ending backlog of homes	1,085	1,642	1,085	1,642

Depreciation ($ in thousands):
Natural Resources	$10,275	$7,531	$36,113	$27,286
Sloss	998	896	3,822	3,623
Financing	308	356	1,174	1,387
Homebuilding	1,355	1,176	5,151	4,483
Other	49	343	1,035	1,334
	$12,985	$10,302	$47,295	$38,113

Capital expenditures ($ in thousands):
Natural Resources	$41,970	$21,216	$144,690	$86,990
Sloss	2,729	2,060	7,019	7,761
Financing	80	74	156	295
Homebuilding	1,561	1,315	4,200	4,813
Other	-	-	327	480
	$46,340	$24,665	$156,392	$100,339

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in Thousands)
Unaudited

	As of December 31,
	2007	2006
ASSETS
Cash and cash equivalents	$30,614	$127,369
Short-term investments, restricted	75,851	90,042
Instalment notes receivable, net of allowance of $13,992 and $13,011, respectively	1,837,059	1,779,697
Receivables, net	81,698	85,094
Inventories	101,676	105,527
Prepaid expenses	38,340	29,727
Property, plant and equipment, net	435,035	310,163
Other assets	156,113	135,274
Goodwill	10,895	10,895
Assets of discontinued operations	-	10,327
	$2,767,281	$2,684,115

LIABILITIES,TEMPORARY EQUITY AND STOCKHOLDERS' EQUITY
Accounts payable	$72,072	$62,323
Accrued expenses	83,072	94,930
Accrued interest on debt	13,940	17,053
Debt:
Mortgage-backed/asset-backed notes	1,706,218	1,736,706
Other debt	225,860	249,491
Accumulated postretirement benefits obligation	335,034	330,241
Other liabilities	216,372	189,458
Liabilities of discontinued operations	-	2,005
Total liabilities	2,652,568	2,682,207
Temporary equity	4,499	-
Stockholders' equity	110,214	1,908
	$2,767,281	$2,684,115

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
AND COMPREHENSIVE INCOME
FOR THE YEAR ENDED DECEMBER 31, 2007
($ in Thousands)
Unaudited

							Accumulated
			Capital in				Other
		Common	Excess of	Comprehensive	Accumulated	Treasury	Comprehensive
	Total	Stock	Par Value	Income	Deficit	Stock	Income (Loss)

Balance at December 31, 2006	$1,908	$728	$757,699		$(398,564)	$(259,317)	$(98,638)
Adjustment to initially apply FIN No. 48 (1)	(4,421)				(4,421)
Adjusted balance at January 1, 2007	$(2,513)	$728	$757,699		$(402,985)	$(259,317)	$(98,638)

Comprehensive income:
Net income	111,999			$111,999	111,999
Other comprehensive income (loss) , net of tax:
Change in pension and postretirement benefit plans	15,231			15,231			15,231
Net unrealized loss on hedges	(8,446)			(8,446)			(8,446)
Comprehensive income				$118,784

Retirement of treasury stock	-	(207)	(259,902)			260,109
Purchases of stock under stock repurchase program	(5,627)	(1)	(5,626)
Stock issued upon the exercise of stock options	1,447		1,447
Tax benefit from the exercise of stock options	2,015		2,015
Dividends paid, $0.20 per share	(10,411)		(10,411)
Stock-based compensation (net of $4,499 temporary equity)	7,311		7,311
Other	(792)		-			(792)

Balance at December 31, 2007	$110,214	$520	$492,533		$(290,986)	$-	$(91,853)

(1)
The Company adopted FIN No. 48, "Accounting for Uncertainty in Income Taxes," as required on January 1, 2007. Upon adoption, the Company recognized a $4.4 million increase to the beginning accumulated deficit to reflect a necessary increase to the accrual for uncertain tax positions.

WALTER INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in Thousands)
Unadited

	For the years ended December 31,
	2007	2006

OPERATING ACTIVITIES
Net income	$111,999	$198,369
Loss (income) from discontinued operations	2,229	(45,435)
Income from continuing operations	114,228	152,934

Adjustments to reconcile income from continuing operations to net cash provided by continuing operations:
Provision for losses on instalment notes receivable	13,889	9,062
Depreciation	47,295	38,113
Provision for (benefit from) deferred income taxes	(4,279)	15,406
Restructuring and impairment charges	-	1,639
Other	27,268	12,594

Decrease (increase) in assets, net of effect of acquisition:
Receivables	9,630	(29,633)
Inventories	4,194	11,222
Prepaid expenses	6,636	(5,177)
Instalment notes receivable, net	(65,432)	(33,755)
Increase (decrease) in liabilities, net of effect of acquisition:
Accounts payable	2,546	(213)
Accrued expenses	(12,846)	16,796
Accrued interest	(3,113)	(3,344)
Cash flows provided by operating activities of continuing operations	140,016	185,644

INVESTING ACTIVITIES
Acquisition	(11,650)	-
Purchases of loans	(39,900)	(103,823)
Principal payments received on purchased loans	34,081	45,954
Decrease in short-term investments, restricted	14,585	34,531
Additions to property, plant and equipment	(156,392)	(100,339)
Cash proceeds from sale of property, plant, and equipment	3,258	4,273
Escrow release from prior acquisition	-	10,500
Other	2,717	11,159
Cash flows used in investing activities of continuing operations	(153,301)	(97,745)

FINANCING ACTIVITIES
Issuances of mortgage-backed/asset-backed notes	189,200	401,876
Payments of mortgage-backed/asset-backed notes	(219,793)	(392,647)
Retirements of other debt (1)	(44,679)	(200,169)
Dividends paid	(10,411)	(6,825)
Tax benefit on the exercise of employee stock options	2,015	8,310
Issuance of common stock	-	168,680
Purchases of stock under stock repurchase program	(5,627)	-
Exercise of employee stock options	1,447	4,735
Cash spun-off to Mueller Water Products	-	(82,145)
Other	3,747	8,197
Cash flows used in financing activities of continuing operations	(84,101)	(89,988)
Cash flows provided by (used in) continuing operations	$(97,386)	$(2,089)

CASH FLOWS FROM DISCONTINUED OPERATIONS
Cash flows provided by operating activities	$630	$59,662
Cash flows used in investing activities	-	(80,980)
Cash flows provided by financing activities	-	13,391
Cash flows provided by (used in) discontinued operations	$630	$(7,927)

Net increase (decrease) in cash and cash equivalents	$(96,756)	$(10,016)

Cash and cash equivalents at beginning of year	$127,369	$64,424
Add: Cash and cash equivalents of discontinued operations at beginning of year	1	72,960
Net increase (decrease) in cash and cash equivalents	(96,756)	(10,016)
Less: Cash and cash equivalents of discontinued operations at end of year	-	1
Cash and cash equivalents at end of year	$30,614	$127,369

(1) Includes the repayment of $7.0 million of debt assumed in the acquisition of Tuscaloosa Resources, Inc.